Exhibit 10.2

CREDIT AGREEMENT

Dated as of December 17, 2003

Between

GENERAL ELECTRIC CAPITAL CORPORATION

And

GREAT LAKES DREDGE & DOCK COMPANY

i

EXHIBIT A	–	Description of Vessels
EXHIBIT B	–	Form of Secured Promissory Note
EXHIBIT C	–	Form of First Preferred Fleet Mortgage
EXHIBIT D	–	Form of Assignment of Earnings and Charterparties
EXHIBIT E	–	Form of Assignment of Insurances

Schedule 5.2(l)	–	Insurance

APPENDIX A	–	Form of Notice of Drawing

ii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 17, 2003, is made by and between GENERAL ELECTRIC CAPITAL CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware, and GREAT LAKES DREDGE & DOCK COMPANY, a corporation duly organized and validly existing under the laws of the State of New Jersey.

RECITALS

WHEREAS, the Borrower has requested that the Lender make available to the Borrower a term loan in the principal amount of $23,400,000, the proceeds of which will be used by the Borrower to finance and/or refinance a portion of its cost to acquire the Vessels from BCC Equipment Leasing Corporation, a Delaware corporation (“Seller”), to pay certain costs incident hereto and thereto and to provide additional working capital; and

WHEREAS, as security for the Loan, the Borrower has offered to grant the Lender, among other things, a first preferred fleet mortgage over the Vessels, and collaterally assign to the Lender (i) all insurances and requisition compensation of the Vessels and (ii) all charters (other than charters entered into in connection with work being performed on a bonded project) entered into with respect to the Vessels having a duration of nine months or more and the right to receive payments of all sums from time to time payable thereunder; and

WHEREAS, the Lender is willing to make the Loan to the Borrower, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.      Certain Defined Terms. As used in this Agreement, unless the context requires otherwise, the following terms shall have the following meanings (such to be equally applicable to the singular and plural forms of the terms defined):

“Acquisition Agreement” means the Merger Agreement dated November 12, 2003 between GLDD Acquisition Corp., GLDD Merger Sub, Inc., and Great Lakes Dredge & Dock Corporation.

“Adjusted Consolidated EBITDA” means EBITDA plus adjustments, without duplication (i) required or permitted by Regulation S-X of the 1933 Act, and (ii) for the four Fiscal Quarters ending September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, and September 30, 2004 consisting of up to $3,200,000 of adjustments with respect to the pro forma savings resulting from the equipment financing transactions, subject to confirmation by the Lender that the Guarantor’s calculation of such savings is reasonable.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering any Plan).  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Percentage” means for the FLORIDA 72.29%; for the KEY WEST 23.53%; and for the GL 184 4.18%.

“Assignment of Earnings” means the Assignment of Earnings and Charterparties, substantially in the form attached hereto as Exhibit D, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignment of Insurances” means the Assignment of Insurances, substantially in the form attached hereto as Exhibit E as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bonding Agreement” means the Second Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of August 19, 1998 by and among the Guarantor, certain of its Subsidiaries and Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, including any related notes, guaranties, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Borrower” means Great Lakes Dredge & Dock Company, a New Jersey corporation, and its successors and permitted assigns.

“Breakage Fees” has the meaning set forth in Section 2.3(c).

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day of the year excluding Saturday, Sunday and any day which shall be in the cities of New York, New York and Chicago, Illinois a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close, and (ii) with respect to all notices and determinations in connection with any payments of principal, interest and any other amounts due hereunder or under the other Loan Documents, any day which is a Business Day described in clause (i) and which is also a day on which dealings in Dollars are carried out in the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Guarantor and its Subsidiaries for fixed or capital assets made or incurred during such period (whether or not paid in cash and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Guarantor and its Subsidiaries) which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that, for any such period, such aggregate amount shall be reduced by the sum of (in each case to the extent the following would otherwise be required to be capitalized on the consolidated balance sheet of the Guarantor and its subsidiaries) (a) proceeds received from the sale of fixed or capital assets which have been applied, within one year of receipt thereof, to the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Guarantor and its Subsidiaries; (b) insurance or requisition proceeds or condemnation awards received in connection with the damage, destruction, requisition or condemnation of fixed or capital assets which have been applied, within one year of receipt thereof, to the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Guarantor and its Subsidiaries; (c) proceeds of indemnity claims made by the Guarantor (or the parent corporation that owns the Guarantor) pursuant to the Acquisition Agreement to the extent used in connection with the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Guarantor and its Subsidiaries in connection with such indemnity claim; (d) with regard to equipment purchased simultaneously with the trade-in of existing equipment of the Guarantor or its Subsidiaries, the amount of the credit extended for such trade-in; (e) expenditures for vessels identified to be sold by the Guarantor or any of its Subsidiaries and then leased-back (on an operating lease basis) by the Guarantor or any of its Subsidiaries to the extent that such sale occurs within 180 days of the completion of the construction of such vessel and the Borrower has notified the Lender in writing in reasonable detail of the timing, facts and circumstances of such sale and lease-back to the extent that the aggregate amount of such expenditures does not exceed $15,000,000 at any time (provided that if any vessel so identified is not sold, the amount of the expenditures made that relate to such vessel shall be added back to the amount of Capital Expenditures for the Fiscal Year in which such expenditure was made); and (f) the repurchase of any Designated Vessels that are utilized by the Guarantor or any Subsidiary under an operating lease.

“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee, the obligation for Rentals with respect to which is required to be accounted for as a capital lease on the balance sheet of such Person in accordance with GAAP.

“Capitalized Rentals” means, as of the date of any determination, the amount at which the aggregate Rentals due and to become due under all Capital Leases under which the Guarantor or any of its Subsidiaries is a lessee would be reflected as a liability on a consolidated balance sheet of the Guarantor and its Subsidiaries.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CERCLA” has the meaning specified in the definition of “Environmental Laws”.

“Change of Control” means (i) the failure of one or more Principals to have or to exercise the power to elect at least a majority of the Board of Directors of the Guarantor, or (ii) the failure of the Guarantor to own (directly or indirectly) 100% of the then outstanding shares of Capital Stock of the Borrower, or to have the power (directly or indirectly) to direct or cause the direction of the management or policies of the Borrower.

“Charter” means any time charter, space charter, voyage charter or contract of affreightment entered into by the Borrower, as owner, with any third party charterer, for any Vessel.

“Closing Date” means December 17, 2003.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively the Vessels and all other collateral now or hereafter serving as security for any or all of the Obligations pursuant to the Loan Documents.

“Collection Account” has the meaning set forth in Section 5.2(h).

“Debt” means and includes, with respect to any Person, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds (including, without limitation, license, bid, performance, lien or payment bonds), debentures, notes or other similar instruments, (iii) obligations which have been incurred in connection with the acquisition of property or services (including, without limitation, obligations to pay the deferred purchase price of property or services), excluding trade payables and accrued expenses incurred in the ordinary course of business, (iv) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (v) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (vi) the principal amount of Capitalized Rentals under any Capitalized Lease, (vii) all obligations of such Person to redeem, repurchase, exchange, defease in cash or otherwise make payments in cash in respect of its capital stock prior to December 17, 2013, (viii) reimbursement obligations with respect to letters of credit, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.  For avoidance of doubt, notwithstanding FAS 150, the Capital Stock of the Guarantor or any direct parent of the Guarantor shall not constitute Debt so long as such Capital Stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date one year after the maturity of the Obligations.

“Default” means any Event of Default or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.2(b).

“Designated Vessels” means the dredge “New York,” the dredge “Victoria Island,” the “BTS-401 and BTS-402 Scows,” the Bottom-Dump Barges G.L.61, G.L. 62 and G.L. 65,” the dredge “Texas” and the dredge “Pontchartrain” and ancillary equipment related thereto.

“Dollars” and “$” means the lawful money of the United States of America.

“EBITDA” means, with respect to any period, as determined in accordance with GAAP, the sum of the amounts for such period of (a) Net Income, plus, without duplication and to the extent reflected as a charge in the consolidated statement of such Net Income for such period: (i) depreciation, depletion and amortization expense, (ii) federal, state, local and foreign income taxes, (iii) Interest Expense, (iv) transaction fees and expenses incurred in connection with the Transactions to the extent not exceeding in the aggregate $17,000,000, (v) non-cash charges and losses, (vi) any amounts included in the calculation of the Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for this transaction, the transactions contemplated by the Senior Credit Facility or other acquisitions under GAAP (including Financial Accounting Standards No. 141 and 142), (vii) fees and expenses incurred in connection with the Bonding Agreement and this Agreement and any future amendments thereto, (viii) management fees paid pursuant to any management agreement to the extent permitted to be paid under the Senior Credit Facility, and (ix) Net Income attributable to the minority equity interests in North American Site Developers, Inc. to the extent the Net Income in respect of such minority equity interest is received by the Guarantor, and (b) minus, without duplication, (i) non-cash gains.  “EBITDA” for the Guarantor and its Subsidiaries for the fiscal quarters ended December 31, 2002 through and including December 31, 2003 will be calculated on a pro-forma basis, adding to EBITDA, all scheduled basic hire payments previously paid by the Borrower to BCC Equipment Leasing Corporation for the Vessels and the vessel named Carolina during the twelve-month period prior to the date of calculation.

“Environmental Law” means all international, foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use and natural resource matters now or hereafter in effect; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act, and any analogous state or local laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate Reserve Percentage” means, for any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on the Loan is determined) having a term equal to such Interest Period.

“Event of Default” means any one of the events listed in Section 6.1.

“Excluded Taxes” has the meaning set forth in Section 2.4(d).

“Fiscal Quarter” means any quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Guarantor consisting of a period of twelve consecutive months ending December 31.

“Fleet Mortgage” means the First Preferred Fleet Mortgage, substantially in the form attached hereto as Exhibit C, executed by the Borrower in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) as in effect from time to time, except as provided in the definitions of “Debt” and “Interest Expense” in respect of the treatment of Capital Stock of the Guarantor (or any direct parent of the Guarantor) pursuant to Statement of Financial Accounting Standards No. 150 (“FAS 150”).

“GE Charters” has the meaning set forth in Section 5.2(q).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Great Lakes Dredge & Dock Corporation, a Delaware corporation, and its successors and permitted assigns.

“Guaranty” means the Guaranty Agreement dated as of the date hereof, executed by the Guarantor in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all those substances, materials or wastes, which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances, materials or wastes identified under any Environmental Law as a hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, pollutant, contaminant or words of similar meaning, asbestos, or petroleum, including crude oil or any fraction thereof, and all substances identified under CERCLA and/or OPA as hazardous.

“Indenture” means that certain Indenture dated as of August 19, 1998 between The Bank of New York, as trustee, the Guarantor and certain subsidiaries of the Guarantor, pursuant to which the Guarantor has consummated the issuance of its 11.25% Senior Subordinated Notes due 2008, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Initial Appraisal Report” means that certain Appraisal Report dated July 7, 2003 issued by Merrill Marine Services, Inc., covering the Vessels.

“Interest Expense” means, for any Fiscal Quarter, the aggregate consolidated interest expense (net of interest income) of the Guarantor and its consolidated Subsidiaries for such Fiscal Quarter, as determined in accordance with GAAP, including (i) commitment fees paid or payable during such Fiscal Quarter, (ii) all other fees paid or payable with respect to the issuance or maintenance of any guaranty or contingent Debt (including letters of credit but excluding fees paid under the Bonding Agreement), which, in accordance with GAAP, would be included as interest expense, (iii) net costs or benefits under any interest rate hedging transaction and (iv) the portion of any payments made in respect of Capitalized Rentals of the Guarantor and its consolidated Subsidiaries allocable to interest expense, but excluding any amortization of costs and expenses incurred in connection with, and relating to, this Agreement or other financings permitted by this Agreement.  For the avoidance of doubt, Interest Expense shall not include any non-cash dividends or other non-cash payments in respect of any Capital Stock of the Guarantor or any direct parent of the Guarantor.

“Interest Period” means the period commencing either on the (i) Closing Date, or (ii) expiration of the immediately preceding period relating thereto, and ending three (3) months thereafter.

“Lender” means General Electric Capital Corporation, a corporation organized and existing under the laws of the State of Delaware (and includes its successors and assigns).

“LIBOR Rate” means, for any Interest Period for any LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Lender at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. London time on the second Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage for such Interest Period.  If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period, as adjusted for reserves, and if that rate does not appear on Reuters Screen FRBD on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards, if necessary, to the next higher 1/100th of 1%), determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second Business Day prior to the first day of such Interest Period as selected by the Lender.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York time), on the second Business Day prior to the first day of such Interest Period.  In the event that the Lender is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate cannot be determined.

“LIBOR Rate Loan” means the Loan while bearing interest at the LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Documents” mean this Agreement, the Note, the Fleet Mortgage, the Assignment of Insurances, the Assignment of Earnings, the Guaranty, and any other agreements, documents and instruments executed and/or delivered pursuant to this Agreement or otherwise evidencing, securing and/or guaranteeing the Loan or other Obligations.

“Material Adverse Effect” means (a) a material adverse effect upon (i) the financial condition, operating results, assets, liabilities, business or operations of the Guarantor and the Borrower taken as a whole, or (ii) the ability of the Borrower to perform in any material respect the Loan Documents, or (b) the occurrence of an event which could reasonably be expected to have a material adverse effect on the legality, validity or enforceability against the Borrower of this Agreement or any other Loan Document or any of its Obligations hereunder or thereunder.

“Maturity Date” has the meaning set forth in Section 2.1(b).

“Multiemployer Plan” means a Plan which is defined in § 4001(a)(3) of ERISA.

“Net Proceeds” means the cash proceeds received by the Borrower in connection with the consummation of any transaction or event of the type resulting in a mandatory prepayment under Section 2.1(e), net of all fees, expenses, charges, taxes, commissions and costs incurred by the Borrower in connection with the consummation of such transaction or the prosecution or settlement of such event.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary or non-recurring gain or loss) which, in accordance with GAAP, would be included as net income on a consolidated statement of income of the Guarantor and its Subsidiaries for such period.

“Note” means the secured promissory note of even date herewith, substantially in the form attached hereto as Exhibit B, in the original principal amount of $23,400,000, executed by the Borrower and payable to the order of the Lender to evidence the Loan, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Drawing” has the meaning set forth in Section 2.1(a).

“Obligations” means any obligations of the Borrower to the Lender of any kind, including, without limitation, any obligation to make any payment for any reason, whether or not such obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such obligation is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.1(g) or 6.1(h), in each case arising under this Agreement or under any other Loan Document.  For the purposes hereof, the Borrower’s Obligations under the Loan Documents include, without limitation, the timely payment of (i) all principal, interest, prepayment premiums, late charges, fees and expenses (including reasonable attorney’s fees and expenses), disbursements, indemnities and any other amounts payable by the Borrower under or pursuant to the Note or any of the other Loan Documents, and (ii) any amount which the Lender, in its sole discretion, may elect to pay or advance on the Borrower’s behalf pursuant to and in accordance with the terms of the Loan Documents.

“OPA” means the Oil Pollution Act of 1990, as amended, together with all rules and regulations promulgated pursuant thereto.

“Permitted Business Acquisition” means any acquisition by the Guarantor or any of its Subsidiaries of all or any part of the assets, shares or other equity interests in a corporation or other Person engaged in the same business or activities reasonably related, complementary or incidental to the business of the Guarantor or any of its Subsidiaries but only if no Default or Event of Default shall have occurred and be continuing immediately prior to such acquisition or after giving effect thereto.

“Permitted Liens” means, in the case of the Vessels:

(i)          charters and subcharters (excluding bareboat charters) of the Vessels, provided that such charters and subcharters do not interfere in any material respects with the business of the Guarantor and its Subsidiaries;

(ii)         Liens arising by operation of law or by contract on insurance policies and proceeds thereto to secure the financing of premiums payable under such policies;

(iii)        Liens (other than those arising with respect to any non-compliance with ERISA or Environmental Laws) for taxes, assessments or governmental charges, but only to the extent that such taxes, assessments or charges are either not delinquent or are being contested in good faith by appropriate proceedings, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(iv)       Liens of carriers, warehousemen, mechanics, materialmen, suppliers and other Liens imposed by law (including maritime law) created in the ordinary course of business of the Guarantor and its Subsidiaries, but only to the extent that the amounts secured or to be secured by such Liens are either not overdue or are being contested in good faith and adequate reserves or other appropriate provisions for the payment thereof are being maintained in accordance with GAAP, and failure to satisfy the same will not result in loss, sale or forfeiture of any of the Vessels;

(v)        Liens (other than any Lien imposed by ERISA or Environmental Laws) incurred in the ordinary course of the Guarantor’s business or any of its Subsidiaries’ businesses (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment of borrowed money or to stay a judgment pending an appeal thereof), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, but only to the extent that the amounts secured or to be secured by such Liens are either not delinquent or are being contested in good faith and adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, and failure to satisfy the same will not result in loss, sale or forfeiture of any of the Vessels; and

(vi)       Liens of or resulting from any judgment or award, other than any judgment or award that gives rise to an Event of Default, the time for appeal or petition for rehearing of which shall not have expired, or in respect of which the Guarantor or any of its Subsidiaries shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured.

“Person” means a natural person, partnership, corporation (including a business trust), limited liability company, joint stock company, partnership (whether general or limited), trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means an amount equal to (i) 3% of any principal amount prepaid on or before December 17, 2004, (ii) 2% of any principal amount prepaid after

December 17, 2004 and prior to December 17, 2005, (iii) 1% of any principal amount prepaid after December 17, 2005 and prior to December 17, 2008, and (iv) 0% thereafter.

“Prime-Based Rate” means a floating and fluctuating per annum rate of interest at all times equal to the prime rate of interest published from time to time in the “Money Rates” Section of The Wall Street Journal.

“Principals” means the collective reference to the Persons that are stockholders of the Guarantor as of the Closing Date; provided, however, that upon consummation of the Sale in accordance with the terms and conditions set forth in Section 5.3(g), the term “Principals” shall thereafter mean the collective reference to the Persons that are stockholders of the newly created entity that owns (directly or indirectly) 100% of the outstanding shares of Capital Stock of the Guarantor as of the closing date of the Sale.

“Rentals” means, with respect to any Person, as of the date of any determination thereof all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property and including all payments on Capital Leases) payable by such Person, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such Person (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

“Sale” has the meaning set forth in Section 5.3(g).

“Seller” has the meaning set forth in the Recitals to this Agreement.

“Senior Credit Facility” means the Credit Agreement, dated as of August 19, 1998, among the Guarantor, certain subsidiaries of the Guarantor (including, without limitation, the Borrower), the financial institutions from time to time party thereto, and Bank of America, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time and any credit agreement or other agreement or agreements relating to any refinancing, extension, renewal or replacement, in whole or in part from time to time, thereof.

“Senior Debt” means Total Funded Debt consisting of (i) the aggregate principal amount of all Debt of such Person as shown on such Person’s balance sheet, other than Subordinated Debt, and (ii) Capitalized Rentals, all determined on a consolidated basis in accordance with GAAP.  “Senior Debt” shall be calculated net of cash and cash equivalents held by the Guarantor and its Subsidiaries in the United States.

“Senior Lenders” means the lenders from time to time under the Senior Credit Facility.

“Subordinated Debt” means any Debt of the Guarantor, the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms and pursuant to documentation reasonably satisfactory to the Lender in all respects.  The subordination provisions set forth in the Indenture are acknowledged by the Lender to be satisfactory to the Lender.

“Subsidiary” of any Person means any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Total Funded Debt” of any Person means, as of any date of determination, all Debt of the Guarantor and its consolidated Subsidiaries which, in accordance with GAAP, should be included as liabilities in the consolidated balance sheet of the Guarantor and its Subsidiaries at such time (excluding, however, the undrawn face amount of all letters of credit and all Capitalized Rentals due within one year from the date of determination hereunder).  “Total Funded Debt,” when used with respect to the Guarantor, shall mean the aggregate amount of all such Total Funded Debt of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP (eliminating intercompany items).  “Total Funded Debt” shall be calculated net of cash and cash equivalents held by the Guarantor and its Subsidiaries in the United States.

“Total Loss” has the meaning set forth in Section 5.2(l).

“Transactions” means, collectively, the merger and the other transactions contemplated by the Acquisition Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Person” has the meaning specified in Code Section 7701(a)(30).

“Vessels” means collectively the Vessels identified on Exhibit A attached hereto; and “Vessel” means each such Vessel individually; provided, however, that any Vessel released from the security interest created under this Agreement or the other Loan Documents pursuant to the terms hereof or thereof shall, from and after such release, no longer constitute a “Vessel”.

Section 1.2.            Computation of Time Periods.  For the purposes of this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

Section 1.3.            Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to in Section 5.2(a) are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Guarantor or the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Section 5.2(r) or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s or the Guarantor’s financial condition shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Lender, so as to reflect such change in accounting principles.  Notwithstanding anything to the contrary herein, the application of GAAP shall not include FAS 150.

ARTICLE 2

CREDIT FACILITIES;
DRAWDOWN PROCEDURES AND REPAYMENT PROVISIONS

Section 2.1.            The Loan.

(a)           Advance of Loan.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Lender agrees to lend to the Borrower Twenty-Three Million Four Hundred Thousand United States Dollars ($23,400,000) (the “Loan”).  The proceeds of the Loan shall be used by the Borrower solely to finance and/or refinance a portion of its costs to acquire the Vessels, to fund certain costs and expenses associated with the Loan and the purchase of the Vessels and to provide additional working capital.  The Borrower may request the Lender to advance the proceeds of the Loan by delivering to the Lender a duly completed Notice of Drawing substantially in the form annexed hereto as Appendix A, which notice shall be irrevocable and be received by the L ender not later than 11:00 a.m. E.S.T. one (1) Business Day prior to the Closing Date (“Notice of Drawing”).  The Lender’s obligation to make the Loan available hereunder shall expire on December 31, 2003, provided, however, that such obligation shall terminate automatically upon the occurrence of a Default or an Event of Default.  The Borrower unconditionally and irrevocably authorizes the Lender to make the payments specified in the Notice of Drawing.

(b)           Principal Payment of the Loan.  The Borrower shall repay the principal amount of the Loan over a period of ten (10) years in forty (40) consecutive quarterly installments, commencing on March 17, 2004 and continuing thereafter on the same day of each third month thereafter until paid in full.  The first thirty-nine (39) such principal installments shall be in the amount of $487,500 each, and the final principal installment, due on December 17, 2013, shall be in an amount equal to the then unpaid principal balance of the Loan.  Unless sooner paid, all sums due under the Loan shall be due and payable in full on December 17, 2013 (the “Maturity Date”).

(c)           Interest.  Except for any period during which an Event of Default under Section 6.1(a) has occurred and is continuing hereunder (and irrespective of whether or not the maturity of the Loan has been accelerated pursuant hereto), the Borrower shall pay interest on the unpaid principal balance of the Loan from the date the Loan is made until the date the Loan has been indefeasibly repaid in full, calculated with respect to each Interest Period at a rate per annum equal to the LIBOR Rate applicable to such Interest Period plus 440 basis points.  Interest accrued on the Loan shall be paid by the Borrower to the Lender on a quarterly basis commencing on March 17, 2004, and continuing on the same day of each third month thereafter until maturity of the Loan (whether by acceleration, extension or otherwise) at which time the Borrower shall pay to the Lender all accrued but unpaid interest on the Loan.

(d)           Optional Prepayments of the Loan.  The Borrower shall have the right to prepay the Loan in whole at any time or in part from time to time; provided that (i) each partial prepayment shall be in an amount not less than $1,000,000 or any integral multiple thereof, (ii) the Borrower shall give the Lender not less than five (5) Business Days advance written notice of any such prepayment, and (iii) irrespective of whether any such prepayment is voluntary or by reason of an Event of Default hereunder, acceleration of maturity of the Loan or for any other reason whatsoever, the Borrower shall pay to the Lender simultaneously with each such prepayment (x) accrued and unpaid interest on the amount prepaid to (but not including) the date of such prepayment, (y) Breakage Fees, if applicable, and (z) the Prepayment Premium, if any.  Each such prepayment shall be applied first to accrued but unpaid interest and Breakage Fees and Prepayment Premiums, if applicable, on the portion of the Loan being repaid and then to the remaining principal installments on a pro-rata basis.

(e)           Mandatory Prepayments of the Loan.  If at any time prior to repayment in full of the Loan,

(i)            one of the Vessels is sold or otherwise disposed of, the Borrower shall pay to the Lender, upon its receipt of the Net Proceeds from such sale or other disposition of said Vessel, an amount equal to the greater of (x) the Net Proceeds of sale or disposition, up to but not to exceed the amount then outstanding under the Loan, or (y) an amount determined by multiplying the remaining unpaid principal balance of the Loan by the Applicable Percentage for the subject Vessel, plus, in each case, all applicable Prepayment Premiums or Breakage Fees, if any.  So long as no Event of Default shall have occurred and be continuing, all such prepayments shall be applied first to Breakage Fees and Prepayment Premiums, if any, and then to the remaining principal installments on a pro-rata basis; and

(ii)           one of the Vessels sustains a Total Loss, the Borrower shall pay to the Lender, within ninety (90) days of the date of such Total Loss, an amount (which after taking into account any insurance proceeds previously received by the Lender as a result of such Total Loss) is equal to the greater of (x) the Net Proceeds received by the Borrower as a result of such Total Loss up to but not to exceed the amount then outstanding under the Loan, or (y)  an amount determined by multiplying the remaining unpaid principal balance of the Loan by the Applicable Percentage for the subject Vessel, plus, in each case, any applicable Breakage Fees, if any.  So long as no Event of Default shall have occurred and be continuing, all such prepayments shall be applied first to Breakage Fees, if any, and then to the remaining principal installments on a pro-rata basis.

(f)            The Note.  The Borrower’s obligation to repay the Loan, with interest, shall be evidenced by the Note.

Section 2.2.            General Provisions.

(a)           Payments.  Whenever any payment to be made by the Borrower under the provisions of this Agreement or the Note is due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment.  All payments of principal, interest, fees or other amounts to be made by the Borrower under the provisions of this Agreement or the Note shall be paid without set-off or counterclaim to the Lender at the Lender’s office specified in Section 7.2 hereof in lawful money of the United States of America in immediately available funds.

(b)           Default Rate.  Upon the occurrence and during the continuance of an Event of Default under Section 6.1(a), the unpaid principal balance of the Loan shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable hereunder (the “Default Rate”).

Section 2.3.            Changes in Law, Funding Losses, etc.

(a)           Basis for Determining LIBOR Rate Inadequate or Unfair.  If with respect to any Interest Period:

(i)            deposits in Dollars (in the applicable amounts) are not being offered to the Lender in the relevant market for such Interest Period, or the Lender otherwise reasonably determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the London interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(ii)           the Lender reasonably determines that the LIBOR Rate will not adequately and fairly reflect the cost to the Lender of making or maintaining the Loan for such Interest Period;

then the Lender shall promptly notify the Borrower in writing thereof and the Lender and the Borrower shall attempt to agree upon an alternative rate that would otherwise compensate the Lender for the cost of making or maintaining the Loan.  In the event the parties cannot agree on an alternative rate, then, within sixty (60) days thereafter, the Borrower shall either:  (a) prepay the Loan, together with all accrued interest thereon, Breakage Fees and Prepayment Premiums, if any, and all other sums due hereunder; or (b) request the Lender to convert the interest rate applicable to the Loan from a rate based on the LIBOR Rate to the Prime-Based Rate (plus 340 basis points instead of 440 basis points) effective on the last day of the current Interest Period.  The Lender shall agree to modify the terms of the Note reflecting the change in the applicable interest rate so long as no Default or Event of Default has then occurred.

(b)           Changes in Law Rendering Maintenance of the Loan Unlawful, etc.  In the event that any change after the Closing Date in (including the adoption of any new) applicable laws or regulations, or any change after the Closing Date in the interpretation of applicable laws or regulations by any governmental authority, central bank or comparable agency charged with the administration thereof, should make it unlawful for the Lender to make or maintain the Loan as a LIBOR Rate Loan, then the Lender shall promptly notify the Borrower of such change and the Borrower shall either:  (a) prepay the Loan, together with all accrued interest thereon, Breakage Fees and Prepayment Premiums, if any, and all other sums due hereunder; or (b) request the Lender to convert the interest rate applicable to the Loan from a rate based on the LIBOR Rate to the Prime-Based Rate (plus 340 basis points instead of 440 basis points) effective on the last day of the current Interest Period.  The Lender shall agree to modify the terms of the Note reflecting the change in the applicable interest rate so long as no Default or Event of Default has then occurred.

(c)           Funding Losses.  The Borrower hereby agrees that upon demand by the Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount claimed) the Borrower will indemnify the Lender against any actual net loss or out-of-pocket expense (collectively, the “Breakage Fees”) which the Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lender to fund or maintain the Loan), as reasonably determined by the Lender, as a result of any prepayment of any amounts due under the Note other than at the end of an Interest Period.

(d)           Discretion of the Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it sees fit.

(e)           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements issued by the Lender pursuant to the provisions hereof shall be conclusive absent manifest error.  The Lender may use reasonable averaging and attribution methods in determining compensation under this Section 2.3, and the provisions of such Section shall survive repayment of the Loan, cancellation of the Note and any termination of this Agreement.

Section 2.4.            Payments and Computations.

(a)           Making of Payments.  The Borrower shall make all payments of principal of, Prepayment Premiums, if any, and interest on, the Note to the Lender in Dollars, in immediately available funds, not later than 11:00 A.M. E.S.T. on the day when due, to be applied by the Lender in accordance with the terms of this Agreement and the Note.  Funds received after 11:00 A.M. E.S.T. shall be deemed to have been received by the Lender on the next following Business Day.

(b)           Application of Certain Payments.  Each payment of principal shall be applied in the manner provided in the Note or in the absence of such direction, as the Lender shall determine in its sole discretion; provided, however, that optional prepayments shall be applied as set forth in Section 2.1(d) and mandatory prepayments shall be applied as set forth in Section 2.1(e) or Section 5.3(h) (as applicable).

(c)           Computations.  All computations of interest shall be made by the Lender on the basis of a 360-day year, for the actual number of days (including the first day but excluding the last day) occurring in the Interest Period; provided, however, that computations of interest based upon the Prime-Based Rate shall be made on the basis of a 366/365-day year and actual days elapsed.  Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)           Payment Net of Taxes.  All payments made by the Borrower to the Lender under this Agreement and the Note shall be made without any setoff or counterclaim, and free and clear of and without withholding or deduction for or on account of any taxes (except to the extent that such withholding or deduction is compelled by law), excluding any taxes assessed on or measured by the net income of the Lender imposed by any jurisdiction (any such excluded taxes, the “Excluded Taxes”).  If the Borrower is compelled by law to make any such deduction or withholding, it will:

(i)            pay to the relevant authorities the full amount required to be withheld or deducted;

(ii)           except with respect to Excluded Taxes, pay such additional amounts to the Lender as may be required for the Lender to receive, after such deduction or withholding (including any required deduction or withholding on such additional amounts), the amount it would have received had no such deduction or withholding been made; and

(iii)          promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authorities.

If any taxes (other than Excluded Taxes) are directly assessed against the Lender, the Lender shall promptly notify the Borrower of such assessment.  Unless the Borrower promptly provides evidence satisfactory to the Lender that such taxes have been paid, the Lender may pay such taxes.  Thereafter, the Borrower shall pay such additional amount (including, without limitation, any penalties, interest or expenses, but excluding any such items resulting from (A) the failure of the Lender promptly to notify the Borrower of the assessment of such taxes against the Lender or (B) the gross negligence, bad faith or willful misconduct of the Lender) as may be necessary for the Lender to receive, after the payment of such taxes (including any taxes on such additional amount), the amount the Lender would have received had no such taxes been assessed.  The Borrower’s obligations arising from this Section 2.4(d) shall survive repayment of the Loan, cancellation of the Note and the termination of this Agreement.

Notwithstanding any provision contained in this Agreement to the contrary, in the event that the Lender should assign all or any portion of the Loan or of its rights under this Agreement to another Person, the Borrower’s obligations under this Section 2.4 shall not be greater than what its obligations would have been if the Lender had retained a 100% interest in the Loan and in this Agreement.

If the Lender determines that it has received a refund or direct credit with any taxes as to which the Borrower has made additional payments, it shall promptly notify Borrower of such refund or direct credit and shall within thirty (30) days of its receipt of the amount of such refund or direct credit pay such amount to the Borrower (plus any interest paid or credited by the relevant taxing authority with respect to such amount).   The Lender shall cooperate with the Borrower to obtain any refunds or direct credits that would give rise to payments hereunder provided (i) the Borrower pays all reasonable out of pocket expenses incurred by the Lender to obtain such refunds or direct credits and (ii) the Lender determines, in its reasonable discretion, that it would not be materially disadvantaged (other than costs and expenses that the Borrower has agreed to pay) in obtaining the refund or direct credit.  To the extent a refund or direct credit is required to be repaid with respect to which the payments have been made under this provision, the Borrower shall indemnify and promptly reimburse the Lender for the amounts repaid.

Section 2.5.            Setoff.  In addition to and not in limitation of any rights of the Lender under applicable law, the Lender shall, upon the occurrence and during the continuance of an Event of Default under Section 6.1(a), have the right to appropriate and apply to the payment of the Obligations then due and unpaid, any and all monies, securities, deposits and other property of the Borrower, now or hereafter held or received by, or in transit to, the Lender.  The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lender under this Section 2.5 are in addition to other interests, rights and remedies (including other rights of setoff) which the Lender may have.

ARTICLE 3

SECURITY

Section 3.1.            Security Documents.  In order to secure the prompt payment and performance of its Obligations in connection with the Loan, the Borrower shall execute and deliver to the Lender the following:

(i)            the Fleet Mortgage;

(ii)           the Assignment of Earnings; and

(iii)          the Assignment of Insurances.

In addition to the foregoing, the Borrower shall promptly deliver or cause to be delivered to the Lender the following documents and instruments:  (i) a copy of the Certificate of Documentation for each Vessel; (ii) the Letter to the Master and form of Notice of Mortgage and the Borrower’s certification that such Notice of Mortgage is posted on each Vessel; (iii) certificates of insurance issued by the Borrower’s insurance broker evidencing the insurances covering the Vessels; and (iv) an appropriate Uniform Commercial Code financing statement with respect to the security interests created pursuant to the Loan Documents.

Section 3.2.            Release of Security.  Upon the sale or other disposition of any Vessel and the payment by the Borrower to the Lender of all sums payable pursuant to Section 2.1(e), the Lender, at the Borrower’s sole cost and expense, shall release and discharge such Vessel (and any other Collateral used on or forming part of said Vessel) from the security interest created under this Agreement or any other Loan Document.  Upon payment in full of all sums due hereunder and under the Note and performance of all of the Borrower’s Obligations with respect thereto, the Lender, at the Borrower’s sole cost and expense, shall release and discharge any and all security delivered pursuant to this Agreement or any of the other Loan Documents.  The Lender agrees to execute and deliver to the Borrower any instrument, agreement or release document necessary to effect such release of Liens, and to take such other actions as shall be reasonably necessary to release the Liens required to be released under this Section 3.2 promptly upon the reasonable request of the Borrower and payment by the Borrower of all reasonable out of pocket costs related thereto.

Section 3.3.            Exercise of Powers of Attorney.  The Lender shall not exercise any rights or powers pursuant to any power of attorney granted to the Lender pursuant to the Fleet Mortgage or the other Loan Documents except upon the occurrence and during the continuance of an Event of Default.

ARTICLE 4

CONDITIONS TO FUNDING

Section 4.1.            Conditions Precedent to Initial Funding.  The Lender’s agreement to enter into this Agreement and to make the Loan available to the Borrower is subject to the condition precedent that the Lender shall have received on or before the date hereof the following, each in form and substance reasonably satisfactory to the Lender:

(a)           certified copies of the organizational documents of the Borrower and the Guarantor, the resolutions of the Board of Directors of the Borrower and of the Guarantor approving the execution, delivery and performance of each of the Loan Documents to which each is a party, a certificate of incumbency for each person signing any of the Loan Documents on behalf of the Borrower and the Guarantor and evidence of the due incorporation and good standing of the Borrower and the Guarantor;

(b)           this Agreement;

(c)           the Note;

(d)           the Fleet Mortgage;

(e)           the Assignment of Earnings;

(f)            the Assignment of Insurances;

(g)           the Guaranty;

(h)           the favorable opinions of counsel for the Borrower and the Guarantor;

(i)            a copy of the Certificate of Documentation for each Vessel; and

(j)                                     an appropriate UCC-1 financing statement with respect to the security interest created pursuant to the Loan Documents.

The Lender shall also have received:

(i)            evidence reasonably satisfactory to the Lender and its counsel that the Vessels are duly registered in the name of the Borrower under the laws of the United States of America, free of all liens and encumbrances of record, other than (a) the Fleet Mortgage in favor of the Lender and (b) Permitted Liens;

(ii)           evidence reasonably satisfactory to the Lender and its counsel that all filings and recordings to the extent permitted or required by applicable law shall have been duly made by the Borrower and all other action shall have been taken as may be required by the Lender to perfect the security interests granted by the Borrower under any of the Loan Documents, all proceedings taken in connection with the Loan and the execution of the Loan Documents shall be reasonably satisfactory to the Lender, and the Lender shall have received copies of such documents as the Lender reasonably may request in connection therewith all in form and substance reasonably satisfactory to the Lender;

(iii)          certificates of insurance naming the Lender as loss payee as required by the terms hereof and, to the extent practicable but without subjecting the Lender to any liability for premiums or calls, as an additional insured, with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is required pursuant to this Agreement and the Fleet Mortgage;

(iv)          payment of the remainder of the Lender’s loan fee which originally amounted to $234,000; and

(v)           payment to the Lender and its counsel of all fees and expenses due pursuant to Section 7.6 hereof.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1.            Representations and Warranties.  The Borrower hereby represents and warrants as follows:

(a)           Organization and Powers.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with organizational identification number 4224001000, and is duly qualified and authorized to transact business as a foreign corporation and in good standing under the laws of each jurisdiction in which qualification and good standing are necessary in order to carry on its present business and operations (except such jurisdictions where failure to so qualify would not reasonably be expected to have a Material Adverse Effect).  It has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party and to own, operate, and mortgage the Vessels, except as would not reasonably be expected to have a Material Adverse Effect.

(b)           Authorization.  It has duly authorized by all requisite corporate action the execution, delivery and performance of each of the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents will not violate any provision of law, any order of any court or other agency of government, its articles of incorporation or bylaws, or any material indenture, agreement or other instrument to which it is a party, or by which it or any of its property or assets is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets except as otherwise permitted, required or contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it, in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c)           Litigation.  As of the Closing Date, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting it or its property at law, in equity or in admiralty, or before or by any governmental authority, department, commission, bureau, board, agency or instrumentality, domestic or foreign, (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.  As of the Closing Date, it is not in default under or violation of with respect to any order, writ, injunction, decree or demand of any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign where such default or violation could reasonably be expected to have a Material Adverse Effect.

(d)           Financial Condition, etc.  As of the Closing Date, there has been (i) since the last audited financial statements of the Guarantor, no material adverse change, individually or in the aggregate, in the business, financial or other condition of the Borrower and the Guarantor taken as a whole, the industry in which Borrower operates, or the collateral which will be subject to the security interest granted to the Lender or in the prospects or projections of Borrower and the Guarantor taken as a whole, (ii) no litigation commenced which, if successful, would have a material adverse impact on Borrower and the Guarantor taken as a whole, its or their business, or its or their ability to repay the Loan, or which would challenge the transactions under consideration, and (iii) since the last audited financial statements of the Guarantor, no material increase in the liabilities, liquidated or contingent, of the Borrower and Guarantor, taken as a whole, or a material decrease in the assets of the Borrower and the Guarantor taken as a whole.

(e)           Tax Returns.  It has filed or has caused to have been filed all material tax returns which, to its knowledge, are required by law to be filed, and has paid or caused to have been paid all material taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due and payable as of the Closing Date, after giving effect to any extensions therefor, unless (i) such taxes, assessments and governmental charges, if any, are currently contested in good faith and by appropriate proceedings and adequate reserves therefor have been established as required under GAAP and (ii) such taxes, assessments or governmental charges the nonfiling or nonpayment of which could not be reasonably expected to have a Material Adverse Effect.

(f)            Compliance with Law; Licenses and Permits.  To the best of its knowledge after due inquiry, it is not in violation of any law, ordinance, governmental rule or regulation to which it is subject, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, and it has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business, except where the failure to obtain such license, permit, franchise or governmental authorization could not reasonably be expected to have a Material Adverse Effect.

(g)           Government Consents.  Neither the execution and delivery by it of this Agreement, the Note and any of the other Loan Documents, nor the consummation by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency, domestic or foreign, other than (i) the filing and recording of the Fleet Mortgage with the United States Coast Guard, National Vessel Documentation Center and the UCC-1 financing statement with the Secretary of the State of New Jersey, and (ii) those obtained or made on or prior to the Closing Date.

(h)           Ownership of Vessels.  As of the Closing Date, the Borrower has good and marketable title to the Vessels, free and clear of all Liens except for Liens in favor of the Lender and Permitted Liens, and upon execution, filing and recording of the Fleet Mortgage, the Lender will hold a duly recorded first preferred mortgage lien over the whole of the Vessels.

(i)            Principal Place of Business.  The address stated in Section 7.2 hereof is the principal place of business and chief executive office of the Borrower.

(j)            Margin Regulations.  Neither the Guarantor nor the Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each of the quoted terms is defined or used in Regulation T, U or X of the Board of Governors of the Federal Reserve System).  No part of the proceeds of the Loan has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X.

(k)           ERISA.  With respect to any Plan which is a “pension plan” as defined in § 3(2) of ERISA (other than a Multiemployer Plan) which is now or within the immediately preceding six years has been maintained or contributed to by the Borrower and/or by ERISA Affiliate: (i) no “accumulated funding deficiency” as defined in Code § 412 or ERISA § 302 has occurred, whether or not that accumulated funding deficiency has been waived; (ii) no “reportable event” as defined in ERISA § 4043, other than an event with respect to which the notice requirements have been waived by regulation, has occurred; and (iii) no distress termination described in § 404(c) of ERISA of any such Plan which is subject to Title IV of ERISA has occurred and the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Plan, and no event or condition which constitute grounds under ERISA § 4041 for the termination of, or the appointment of a trustee to administer, any such Plan.  With respect to any Plan which is a Multiemployer Plan and which is now, or previously has been, contributed to by the Borrower and/or by ERISA Affiliate: (i) neither the Borrower nor any ERISA Affiliate has incurred a “complete withdrawal” within the meaning of ERISA § 4203; and (ii) neither the Borrower nor any ERISA Affiliate has incurred a “partial withdrawal” within the meaning of ERISA § 4205.

(l)            Charters.  The Vessels are not currently subject to any Charters.

(m)          Citizenship.  Each of the Borrower and the Guarantor is a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. § 802), qualified to engage in the coastwise trade of the United States of America.

(n)           Matters Related to Subordinated Debt.  As of the Closing Date, the Borrower has delivered to Lender a complete and correct copy of the Indenture (including all schedules, exhibits, amendments, supplements and modifications thereto).  The Obligations constitute “Senior Debt” as defined in the Indenture.  The execution, delivery and/or performance by the Borrower and the Guarantor of each of the Loan Documents to which it is a party do not and will not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of the Indenture or (ii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of the Borrower or the Guarantor (other than Liens granted pursuant to the Loan Documents).  The Borrower acknowledges that the Lender is entering into this Agreement in reliance upon the subordination provisions of the Indenture and the related documents and this Section 5.1(n).

(o)           Patriot Act, etc.  The Borrower is and will remain in full compliance in all material respects with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (B) a person designated under Sections 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

Section 5.2.            Affirmative Covenants.  The Borrower covenants and agrees that so long as any of the Obligations (other than contingent obligations hereunder for which no claim has been or is reasonably expected to be made) remain outstanding, the Borrower hereby agrees that:

(a)           Financial Statements.  The Borrower shall furnish to the Lender (i) within three (3) days after the Guarantor is required to file annual financial statements with the SEC, or, if the Guarantor is no longer required to file with the SEC, then within one hundred twenty (120) days after the close of its fiscal year, copies of the audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries certified as of the end of such period, including a balance sheet and related statements of earnings and cash flow; (ii) for the first three fiscal quarters of the Guarantor within three (3) days after the Guarantor is required to file quarterly financial statements with the SEC, or, if the Guarantor is no longer required to file with the SEC, then within sixty (60) days after the close of each of the first three fiscal quarters, copies of its internally prepared quarterly condensed consolidated financial statements for the Guarantor and its consolidated Subsidiaries, certified by the Guarantor’s chief financial officer; (iii) concurrently with the delivery of the financial statements described in (i) and (ii) above, a compliance certificate signed by the chief financial officer of the Guarantor, confirming (A) that neither the Borrower nor the Guarantor is in default of any of its obligations under the Loan Documents, and (B) that there exists no event of default under the Borrower’s Senior Credit Facility, or, if any such event of default exists, what action, if any, the Senior Lenders have taken with respect thereto, and what action, if any, the Borrower is taking to cure such event of default; and (iv) such other financial or other information as the Lender may from time to time reasonably request.  Such financial statements shall be prepared in accordance with GAAP.

(b)           Corporate Existence.  The Borrower shall continue to maintain its corporate existence, good standing and qualifications to do business in all jurisdictions in which such qualification and good standing are necessary in order for it to conduct its business and own its property as presently conducted and owned in such jurisdictions (except in such jurisdictions where the failure to remain so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect).

(c)           Notice of Default.  The Borrower shall notify the Lender promptly in writing of the occurrence of an event described in Article VI hereof which with notice or lapse of time, or both, would constitute an Event of Default described in Article VI hereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d)           Notice of Mortgage.  The Borrower shall cause a certified copy of the Fleet Mortgage, together with notice thereof, to be placed on board each of the Vessels and, reasonably promptly following the date hereof (and in any event within thirty (30) days of the date hereof), shall furnish the Lender with copies of the Masters’ signed receipts therefor, in form and substance reasonably satisfactory to the Lender.

(e)           Use of Proceeds.  The Borrower shall use the proceeds of the Loan solely for the purposes specified in the Recitals to this Agreement and for no other purposes.

(f)            Payment of Taxes.  The Borrower shall pay and discharge or cause to be paid and discharged all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its material property prior to the date on which penalties attach thereto, except that it will not be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by appropriate proceedings, so long as none of the Vessels have been attached or arrested, or, if attached or arrested,  such attachment or arrest has been fully bonded and fully lifted, provided that the Borrower shall not be required to pay any such tax, assessment, charge, claim or account which (i)(1) is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any property or any material interference with the use thereof by such Person, and (2) has been adequately reserved against in accordance with GAAP or (ii) if not so paid, could not reasonably be expected to have a Material Adverse Effect.

(g)           Compliance with Rules and Regulations.  The Borrower shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any court, governmental body or regulatory agency having jurisdiction over it or its property, except where (i) the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) such laws, rules, regulations or orders are being contested in good faith and by appropriate proceedings and its failure to comply with the same will not result in loss, sale or forfeiture of any of the Vessels.

(h)           Collection Account.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall, at the written request of the Lender, either (i) direct all earnings or other payments under the Assignment of Earnings or the Assignment of Insurances to be made directly to the Lender, or (ii) maintain with a depository selected by the Lender a separate account (the “Collection Account”) into which the Borrower shall deposit, or cause to be deposited, as provided therein all such earnings and payments.  Such account shall be assigned to the Lender pursuant to documentation reasonably satisfactory to the Lender.

(i)            Vessels.  The Borrower will at all times and without cost or expense to the Lender maintain and preserve, or cause to be maintained and preserved, the Vessels in good running order and repair (ordinary wear and tear alone excepted), so that the Vessels shall be, in so far as due diligence can make them so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in all material respects seaworthy; and if classed, will keep the Vessels or cause them to be kept, in such condition as will entitle them to the applicable classification as determined by the Borrower in its good faith judgment in American Bureau of Shipping or other classification society of like standing, and, if any vessel is classed, annually will furnish to the Lender a certificate by such classification society or societies that such classification is maintained.  The Vessels shall, and the Borrower covenants that it will, at all times comply in all material respects with all applicable laws, treaties and conventions of the country of each Vessel’s registry and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith.  The Borrower will cause the Vessels to be drydocked in accordance with any applicable class requirements.  The Borrower shall endeavor to give the Lender five (5) Business Days’ prior telefax notice of drydocking of any of the Vessels so as to afford the Lender the opportunity to be present.  The Borrower shall not make, or permit to be made, any substantial change in the structure, type and speed of any of the Vessels or change in any of their rigs, which might result in a decrease or reduction in the value or utility of the Vessels (a “Vessel Change”) without first receiving the written approval thereof by the Lender.  The Borrower shall notify the Lender of any such Vessel Change to be made in the structure, type and speed of the Vessels or in any of their rigs.

(j)            Inspections; Logs and Records.  At all reasonable times, the Borrower shall afford the Lender and its authorized representatives reasonable access to the Vessels for the purpose of inspecting the same and their papers and, at the reasonable request of the Lender, the Borrower will deliver for inspection copies of any and all material documents relating to the Vessels, whether on board or not subject to the Lender’s agreement to the Confidentiality provisions set forth herein; provided, however, that prior to an Event of Default, the Lender shall conduct an inspection not more than twice annually at the expense of the Lender, during normal business hours with minimal disruption of the Borrower’s business and after giving reasonable prior written notice.  If upon such inspection the Lender shall discover that any of the Vessels is in a condition that violates in any respect the requirements of Section 5.2(i) above, the Lender shall have the right to call for the drydocking and repair thereof within ninety (90) days after the completion of the current project for which such Vessel is employed and at the sole cost and expense of the Borrower.  The Borrower shall also permit the Lender and its representatives from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by its auditors; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition and results of operations; provided, however, that prior to an Event of Default, the Lender shall conduct an inspection or audit, visit or inspection not more than twice annually at the expense of the Lender, during normal business hours with minimal disruption of the Borrower’s business and after giving reasonable prior written notice.  Notwithstanding the foregoing, upon the occurrence and during the continuance of an event of default under the Senior Credit Facility, whether or not an Event of Default shall then be continuing hereunder, the Lender shall have the additional right to inspect the Vessels at any time and from time to time during normal business hours with minimal disruption of the Borrower’s business and after giving reasonable prior written notice, which inspection rights shall not count against the twice annual inspection rights described above.

(k)           Litigation.  The Borrower shall promptly inform the Lender of any pending, or threat in writing of, litigation involving it, where the amount claimed, together with all other claims then pending or threatened, exceeds $10,000,000, and of any other event, condition or occurrence which, to the best of its knowledge and belief, could reasonably be expected to have a Material Adverse Effect.

(l)            Insurance.  At all times during the term hereof, the Borrower shall obtain and keep each Vessel insured against the risks indicated below:

(i)            marine hull insurance on full conditions as per Institute Time Clauses Hull (1/10/83) or American Institute Hull Clauses (June 2, 1977) or other conditions approved by the Lender,  insuring each of the Vessels against the usual risks, and for all Vessels taken together for an agreed aggregate value of not less than 110% of the outstanding principal balance of the Loan and in all events not less, for each Vessel, than the fair market value of such Vessel as shown in the Initial Appraisal Report;

(ii)           full protection and indemnity cover on terms and conditions as per the rules of a protection and indemnity club that is a member of the International Group of Protection and Indemnity Associations, or equivalent cover acceptable to the Lender, providing for liability cover in an amount at least equal to $50,000,000 for any one accident or occurrence;

(iii)          to the extent not already included above, insurance against liability for pollution, spillage or leakage emanating from the Vessels in an amount at least equal to $50,000,000 for any one accident or occurrence or such other amount as the Lender may agree;

(iv)          when located in areas normally considered by insurance brokers and underwriters to involve war-like or hostile areas, war risk insurance, which shall be maintained in the broadest forms generally available in the United States, London, European or Japanese markets, and shall include coverage for war risk hull and machinery, war risk protection and indemnity, confiscation, expropriation, and piracy.  Such insurance shall be in a total amount for the aggregate of the Vessels of not less than

110% of the outstanding principal balance of the Loan and in all events not less than, for each Vessel, the fair market value of such Vessel as shown in the Initial Appraisal Report; and

(v)           to the extent not already included above, mortgagee’s interest insurance, with a single limit at all times of not less than the outstanding principal balance of the Loan plus accrued but unpaid interest due thereon.

All such insurance shall be provided by (i) the insurers listed on Schedule 5.2(l), (ii) insurers that have an A.M. Best policy-holders rating of not less than A, or if no such rating is applicable, having a quality comparable to those rated A or better, or (iii) such other insurers as the Lender may reasonably approve, and shall contain endorsements, in form and substance reasonably satisfactory to the Lender, naming the Lender as loss payee with respect to the casualty insurance which insures the Vessels and as an additional insured but without any liability for premiums, calls or other assessments with respect to each liability insurance policy.  Notwithstanding the foregoing, unless otherwise required by the Lender by written notice to the underwriters (which notice may only be given while an Event of Default is in existence), (i) any loss under any insurance on the Vessels with respect to protection and indemnity risks shall be paid directly to the Borrower to reimburse it for any loss, damage or expense previously paid by it and covered by such insurance or to the Person to whom any liability covered by such insurance has been incurred, and (ii) in the case of any loss (other than a Total Loss) under any insurance with respect to the Vessels involving any loss or damage to the Vessels, the underwriters may, so long as they have not been notified that an Event of Default has occurred and is continuing, pay directly for the repair, replacement, salvage or other charges involved or, if the Borrower shall have first repaired the damage or paid salvage or other charges, may pay the Borrower as reimbursement therefor; provided, however, that if such damage involves a loss in excess of 10% of the value of the affected Vessel as of the Closing Date as established by the Initial Appraisal Report, the underwriters shall make such payment directly to the Lender, which amount shall be distributed by the Lender to the Borrower for application to repair or replace the Vessel, upon the Lender’s receipt of evidence reasonably satisfactory to it of the completion of such repairs or replacement.  The Borrower shall furnish to the Lender annually certificates of insurance evidencing the insurance maintained in respect of the Vessels.  Each insurer shall agree, by endorsement upon the policy or policies issued by it, or by independent instrument furnished to the Lender, that (i) it will give the Lender thirty (30) days’ prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy or policies; and (ii) the insurance as to the interest of any named loss payee other than the Borrower shall not be invalidated by any actions, inactions, breach of warranty or condition or negligence of the Borrower with respect to such policy or policies.

Upon the occurrence of:  (i) the actual or constructive total loss or compromised, agreed or arranged total loss of any of the Vessels; or (ii) the loss, theft or destruction of any of the Vessels or damage thereto to such extent as shall make repair thereof uneconomical or shall render any of the Vessels permanently unfit for normal use for any reason whatsoever; or (iii) the requisition of title to or other compulsory acquisition of any of the Vessels (otherwise than by requisition for hire); or (iv) the capture, seizure, arrest or detention of any of the Vessels by any government or by persons acting or purporting to act on behalf of any government (as established to the reasonable satisfaction of the Lender); unless the Vessel(s) shall be released from such capture, seizure, arrest or detention within sixty (60) days after such occurrence but in all events prior to the maturity of the Loan (any such occurrence being herein referred to as a “Total Loss”) of any of the Vessels; or (ii) upon the occurrence and during the continuance of an Event of Default, the Lender may, by delivery of written notice to the Borrower, elect to apply all insurance proceeds received by it toward prepayment of the Loan in accordance with Section 2.1(e).

The Borrower shall be responsible for pursuing all claims under the insurances indicated above, and take such actions as may be reasonably necessary to satisfy all insurers’ inquiries.  The Borrower agrees that the Vessels shall be operated within the confines of the cover provided by all insurances.  The Borrower further agrees that it will not make, do, consent or agree to any act or omission which would or could render any insurance covering the Vessels invalid, void, voidable, or unenforceable or render any sum payable thereunder repayable in whole or part.  The Borrower further covenants to make no changes regarding the management of the Vessels which could invalidate or cause to be terminated any of the insurance coverages required by the provisions of Section 5.02(l) of this Agreement, in each case without either (i) the prior written consent of the Lender or (ii) the delivery to the Lender prior to such change of management an endorsement or endorsements to such policy or policies confirming that such insurances will be unaffected by such change in management.

(m)          Financial Responsibility.  The Borrower shall comply with and satisfy all of the provisions of any applicable law, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Borrower or the Vessels with respect to pollution including, without limitation, the International Convention of Maritime Pollution of 1973, the International Convention for the Safety of Life at Sea of 1974, the U.S. Water Pollution Act, as amended by the Water Pollution Control Act Amendment of 1972, the U.S. Oil Pollution Act of 1990, as the same may be amended from time to time, and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, regulation, proclamation or order with respect to the trade which the Vessels from time to time engage in and the cargoes carried by them, except in each case where the failure to so comply and satisfy or maintain could not reasonably be expected to have a Material Adverse Effect.

(n)           Insolvency.  The Borrower shall provide the Lender with written notice of the commencement of proceedings by or against it, under the applicable bankruptcy laws or other insolvency laws (as now or hereafter in effect), involving the Borrower, as a debtor.

(o)           Bonding and Compliance with ERISA.  The Borrower shall maintain at all times such bonding as is required by § 412 of ERISA.  As soon as practicable and in any event within thirty (30) days after the Borrower knows or has reason to know that, with respect to any Plan described in the first sentence of Section 5.1(k), a “reportable event”, other than an event with respect to which the notice requirements have been waived by regulation, has occurred, the Borrower shall deliver to the Lender a certificate signed by its chief financial officer setting forth the details of such “reportable event.”  With respect to any Plan described in the first sentence of Section 5.1(k) which is maintained by the Borrower or to which the Borrower and/or any ERISA Affiliate contributes, either now or in the future, neither the Borrower nor any ERISA Affiliate shall:  (i) engage in or permit any “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) to occur; (ii) cause any “accumulated funding deficiency” as defined in ERISA § 302 and/or Code § 412; or (iii) terminate any such Plan in a manner that could result in the imposition of a lien on the property of the Borrower pursuant to ERISA § 4068; provided, however, the existence of any such prohibited transaction shall not be an Event of Default if it does not have a Material Adverse Effect.  With respect to any Plan described in the second sentence of Section 5.1(k) which is maintained by the Borrower or to which the Borrower and/or any ERISA Affiliate contributes, either now or in the future, (i) neither the Borrower nor any ERISA Affiliate shall (1) fail to pay any required payment to any such Plan or (2) incur a complete or partial withdrawal with respect to any such Plan within the meaning of ERISA § 4203 and 4205, if failure to act or acts could reasonably be expect to have a Material Adverse Effect; and (ii) within fifteen (15) days after notice is received by the Borrower or any ERISA Affiliate that any such Plan has been or shall be placed in “reorganization” within the meaning of ERISA § 4241, which could reasonably be expected to result in liability to the Borrower in excess of $10,000,000, the Borrower shall notify the Lender to that effect.  Upon the Lender’s request, the Borrower shall deliver, or cause to be delivered, to the Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan which is a “defined benefit plan,” as defined in ERISA § 3(35), to which the Borrower contributes, other than a Multiemployer Plan.

(p)           Environmental.  The Borrower shall advise the Lender in writing, promptly upon becoming aware of any of the following which could reasonably be expected to result in liabilities or expenses of the Guarantor or the Borrower in excess of $10,000,000 in the aggregate:  (i) any and all enforcement, cleanup, remedial, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Materials affecting the Borrower’s business operations; (ii) all claims made or threatened by any third party against the Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and (iii) any remedial action taken by the Borrower with respect to the Borrower’s business operations.

(q)           Assignment of Charters.  Within ten (10) Business Days of the date on which the Borrower enters into any charter for the use, operation or employment of any Vessel (including renewals and extensions thereof) having a duration of nine (9) months or more (other than charters entered into in connection with work being performed on bonded projects) (the “GE Charters”), the Borrower shall provide the Lender with a copy of such charter, including all amendments and additions thereto, which shall set out, inter alia, the name and address of the charterer.  In addition, if requested by the Lender, the Borrower shall use commercially reasonable efforts to cause the charterer to execute and deliver to the Lender a consent, acknowledging its consent to the prior assignment and agreeing upon receipt of written notice from the Lender that an Event of Default has occurred and is continuing, to make all payments of charter hire and other amounts directly to the Lender.

(r)            Financial Covenants.  The Borrower covenants and agrees that so long as any of the Obligations (other than contingent obligations hereunder for which no claim has been or is reasonably expected to be made) remain outstanding:

(i)            Capital Expenditures.  The Guarantor and its consolidated Subsidiaries shall not make or permit Capital Expenditures (other than Permitted Business

Acquisitions) in an aggregate amount in excess of $22,000,000 during any Fiscal Year commencing with Fiscal Year 2004 (with respect to any such Fiscal Year, the “Base Capital Expenditure Amount”); provided, however, that the Base Capital Expenditure Amount for any Fiscal Year after Fiscal Year 2004 may be increased by (A) an amount equal to the excess, if any, of (i) the Base Capital Expenditure Amount for the immediately preceding Fiscal Year, over (ii) the actual amount of Capital Expenditures made by the Guarantor and its Subsidiaries during such immediately preceding Fiscal Year; plus (B) the amount of Capital Expenditures permitted in the immediately succeeding Fiscal Year (provided that the Base Capital Expenditure Amount for such succeeding Fiscal Year shall be reduced by the amount of any increase pursuant to this Clause (B); and provided, further, that in no event shall the amount of Capital Expenditures made by the Borrower and its consolidated Subsidiaries in any Fiscal Year exceed $26,000,000).  The Guarantor and its consolidated Subsidiaries shall not make Permitted Business Acquisitions except to the extent that the aggregate consideration paid (including the assumption of Debt and the fair market value of any non-cash consideration) to make all Permitted Business Acquisitions consummated after the Closing Date does not exceed $20,000,000.

(ii)           Maximum Total Leverage.  The Guarantor and its consolidated Subsidiaries shall not permit the ratio (the “Total Leverage Ratio”) of (i) the aggregate unpaid principal amount of Total Funded Debt as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio

January 1, 2004 through and including December 31, 2004	5.75 to 1.00

January 1, 2005 through and including December 31, 2005	5.50 to 1.00

January 1, 2006 through and including December 31, 2006	5.00 to 1.00

January 1, 2007 through and including December 31, 2007	4.75 to 1.00

January 1, 2008 through and including December 31, 2008	4.50 to 1.00

January 1, 2009 through and including December 31, 2009	4.00 to 1.00

January 1, 2010 and thereafter	3.50 to 1.00

(iii)          Maximum Senior Leverage.  The Guarantor and its consolidated Subsidiaries shall not permit the ratio (the “Senior Leverage Ratio”) of (i) the aggregate unpaid principal amount of Senior Debt as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio

January 1, 2004 through and including December 31, 2004	2.50 to 1.00

January 1, 2005 through and including December 31, 2005	2.25 to 1.00

January 1, 2006 through and including December 31, 2006	2.00 to 1.00

January 1, 2007 through and including December 31, 2007	1.75 to 1.00

January 1, 2008 through and including December 31, 2008	1.50 to 1.00

January 1, 2009 and thereafter	1.25 to 1.00

(iv)          Interest Coverage Ratio.  The Guarantor and its consolidated Subsidiaries shall not permit the ratio of (i) Adjusted Consolidated EBITDA for any four (4) consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter ending during the period described below to (ii) Interest Expense, in each case for the four (4) consecutive Fiscal Quarter period ending as of such date, to be less than the corresponding ratio set forth below opposite such period:

Period	Ratio

January 1, 2004 through and including December 31, 2004	1.75 to 1.00

January 1, 2005 through and including December 31, 2005	2.00 to 1.00

January 1, 2006 through and including December 31, 2006	2.00 to 1.00

January 1, 2007 through and including December 31, 2008	2.25 to 1.00

January 1, 2009 and thereafter	2.50 to 1.00

Section 5.3.            Negative Covenants.

The Borrower covenants and agrees that so long as any of the Obligations (other than contingent obligations hereunder for which no claim has been or is reasonably expected to be made) remain outstanding, the Borrower shall not:

(a)           Liens.  Create, incur, assume or suffer to exist any Lien upon the Collateral except Liens in favor of the Lender and Permitted Liens.

(b)           Jurisdiction of Incorporation; Place of Business.  Change its jurisdiction of incorporation or the location of its principal place of business from that set forth in Section 7.2 without giving the Lender at least fifteen (15) Business Days prior written notice of such change and setting forth in detail the new jurisdiction of incorporation and/or complete address of such new place of business, and in furtherance thereof, the Lender is authorized to authenticate and file Uniform Commercial Code financing statements, amendments or continuation statements in such jurisdiction or jurisdictions as the Lender shall deem reasonably necessary or appropriate.

(c)           Assignments.  Assign to any Person other than the Lender any of GE Charters or any of the insurances (other than liability and protection and indemnity insurance) in respect of the Vessels.

(d)           Sale of Capital Stock or Assets of the Borrower; Merge.  Sell all or substantially all of the capital stock or assets of the Borrower or merge into or consolidate with any other Person, except the following shall be permitted:

(1)           any Subsidiary of the Borrower may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower, and the assets or stock of any of the Borrower’s Subsidiaries may be purchased or otherwise acquired by the Borrower, as the case may be; or

(2)           Permitted Business Acquisitions.

(e)           Flag.  Change the flag of any Vessel.

(f)            Conduct of Business.  Engage in any business other than (i) the businesses of dredging, aggregate mining and supply, towing services, marine construction, dredging reclamation activities and demolitions, and commercial and industrial demolition and (ii) any businesses reasonably related, complimentary or incidental thereto.

(g)           Change of Control.  Allow to occur any Change of Control, except that the proposed sale or merger (the “Sale”) of the Guarantor, which is expected to occur prior to March 15, 2004, shall be permitted, provided that the following conditions are met (immediately after giving effect to the Sale, and treating such Sale as having occurred on the last day of the immediately preceding fiscal quarter of the Borrower):

(i)            the Guarantor and the Borrower and their consolidated Subsidiaries shall have a ratio of Total Funded Debt to EBITDA (calculated on a rolling 12 month basis through the end of the then most recent fiscal quarter of the Borrower and the Guarantor) of less than or equal to 4.25 to 1.0;

(ii)           the Guarantor and the Borrower and their consolidated Subsidiaries shall have no Senior Debt, other than (a) the Senior Credit Facility, (b) the Loan, and (c) not more than $10,000,000 of other Senior Debt; and

(iii)            the Guarantor and the Borrower and their consolidated Subsidiaries shall have a ratio of Senior Debt to EBITDA (calculated on a rolling 12 month basis through the end of the then most recent fiscal quarter of the Borrower and the Guarantor) less than or equal to 1.8 to 1.0.

(h)           Operation of Vessels Outside U.S. Territorial Waters. The Borrower shall not operate any of the Vessels outside the territorial waters of the United States, without the Lender’s prior written consent; provided, however, that if the Borrower requests such consent and the Lender does not so consent, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to have the Lender’s Lien on the subject Vessel released by making a voluntary prepayment on the Loan in an amount determined by multiplying the remaining unpaid principal balance of the Loan by the Applicable Percentage for the subject Vessel.  Provided no Event of Default shall have occurred and be continuing, upon the Lender’s receipt of such prepayment, together with any applicable Prepayment Premium, Breakage Fees, if any, and all other sums due in connection therewith, the Lender shall release such Vessel from the Lien of its Fleet Mortgage and all other Loan Documents.  The Lender agrees to execute and deliver to the Borrower any instrument, agreement or release document necessary to effect such release of Liens, and to take such other actions as shall be reasonably necessary to release the Liens required to be released under this Section 5.3(h) promptly upon the reasonable request and at the sole cost and expense of the Borrower.

ARTICLE 6

EVENTS OF DEFAULT; REMEDIES

Section 6.1.            Events of Default, Acceleration.  If any of the following events (each an “Event of Default” and collectively “Events of Default”) shall occur and be continuing:

(a)           the Borrower shall fail to pay on the date when due (i) any installment of principal due on the Loan or (ii) any interest due on the Loan or any other amount payable pursuant to Section 2.3, 2.4(d) or 7.6(a) and such failure shall continue for three (3) Business Days; or

(b)           the Borrower defaults in the due and punctual performance and observance of any provision of Section 5.2(b), (e), (f), (h), (l), (n) (o) and (r) and Section 5.3; or

(c)           the Borrower or the Guarantor fails to perform or observe, or cause to be performed or observed, any term, covenant or agreement contained in the Loan Documents or any certificate delivered pursuant thereto which is not specifically referenced in this Section 6.1 and such failure shall continue for a period of thirty (30) days after the giving of written notice thereof by the Lender to the Borrower; or

(d)           any representation or warranty made by the Borrower or the Guarantor hereunder or by the Borrower in any of the other Loan Documents shall prove to have been incorrect or misleading in any material respect on the date when made; or

(e)           (i)            the Borrower or the Guarantor shall fail to pay any Debt in an aggregate principal amount in excess of $1,000,000 at its final scheduled maturity date; or

(ii)           any breach, default or event of default shall occur under any instrument, agreement or indenture pertaining to any Debt referred to in clause (i) above, if the effect thereof, after giving effect to any applicable grace or cure period, is to accelerate the maturity of such Debt or cause such Debt to be declared due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased or redeemed prior to the originally stated maturity thereof; or

(f)            one or more final judgments for the payment of money in the aggregate in excess of $10,000,000 (to the extent not covered by insurance) entered by a court of competent jurisdiction against the Borrower or the Guarantor shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days from the date of its entry, or there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           the Borrower or the Guarantor shall (i) apply for or consent to the appointment of or the taking possession by a receiver, trustee, liquidator, assignee, custodian, sequestrator or the like of itself or substantially all of its property, (ii) admit in writing its inability to pay its debts generally, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the bankruptcy laws of any jurisdiction, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or (vi) take corporate action or other action for the purpose of effecting any of the foregoing; or

(h)           an order, judgment, or decree shall be entered in any involuntary case with or without the application, approval or consent of the Borrower or the Guarantor, by a court or governmental agency of competent jurisdiction, granting relief under or approving a petition seeking reorganization, or appointing a receiver, trustee, liquidator assignee, custodian, sequestrator or the like of the Borrower or the Guarantor, or of its property and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) consecutive days; or

(i)            for any reason, the Lender fails to hold a perfected first preferred mortgage on the Vessels (other than in accordance with the terms hereof or thereof); or

(j)            an event of default shall occur and be continuing under any of the other Loan Documents and all grace or cure periods, if any, with respect thereto shall have expired; or

(k)                                  the Borrower ceases operations or is dissolved;

(l)            any notice shall have been issued by the United States Coast Guard to the effect that any Vessel subject to the Fleet Mortgage is subject to deletion from registry or the

Certificate of Documentation for any such Vessel or the endorsement noted thereon is subject to revocation or cancellation, for any reason whatsoever and such notice is not appealed or challenged by appropriate legal action within thirty (30) days of the Borrower’s receipt thereof or such other period of times as may be permitted by law, or any Vessel subject to the Fleet Mortgage is deleted from registry or the Certificate of Documentation for any such Vessel or the endorsement noted thereon is revoked or cancelled;

then, and in any such event (A) the Lender may declare the Loan to be in Default, (B) upon written notice to the Borrower, the Lender may declare all of the Borrower’s Obligations to the Lender hereunder, together with accrued interest to the date of payment to be, and the same shall forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which the Borrower hereby waives, and (C) the Lender may exercise all other remedies available to it under any Loan Document or any applicable law; provided, however, if a default occurs under subparts (g) and (h) of this Section 6.1, no such declaration or notice shall be necessary and subpart (A), (B), and (C) hereof shall operate as if such declaration and notice had been made.

The rights and remedies of the Lender hereunder and under any documents or instruments executed pursuant hereto are cumulative, and recourse to one or more rights or remedies shall not constitute a waiver of the others or an election of remedies.  It is mutually agreed that commercial reasonableness and good faith require the giving of no more than ten (10) Business Days’ prior written notice of the time and place of any public sale of any Collateral or of the time after which any private sale or any other intended disposition thereof is to be made, and at any such public or private sale, subject to limitations of law, the Lender, its agents and/or nominees, may purchase the Collateral.  If the net proceeds of any disposition of Collateral exceed the amount then due and owing, whether by acceleration, at maturity or otherwise, or on demand, such excess will be remitted to Borrower or whomsoever shall be legally entitled thereto.  The Borrower shall remain liable for any deficiency remaining after disposition of Collateral.

If the Borrower fails to perform or comply with any of its obligations contained herein, the Lender shall have the right, but shall not be obligated, to effect such performance or compliance and the Borrower, within ten (10) Business Days from the date of demand, shall reimburse the Lender immediately for such sums so expended, together with interest thereon at the Default Rate for the actual number of days elapsed from date of payment by the Lender to the date on which the Lender receives payment thereof from the Borrower.  Failure of the Borrower to pay and promptly discharge the aforesaid debts and obligations shall constitute an Event of Default under this Agreement, but the payment of the same by the Lender shall not cure or constitute a waiver of such Event of Default.  Upon the occurrence and during the continuance of an Event of Default, all payments received by the Lender from or on behalf of the Borrower shall be applied by the Lender to any installment(s) due and payable under the Note as the Lender, in its sole discretion, may determine, without notice to or consent of Borrower, the Borrower hereby expressly waives (to the extent permitted by law) all rights to make or manifest any binding instruction upon the Lender as to application of such payments other than as provided herein.  Acceptance by the Lender of partial payment(s) or performance by the Borrower or by any other third party shall not be construed as a waiver of any Event of Default, nor shall the same affect or in any way impair the rights and remedies of the Lender hereunder.

Section 6.2.            Additional Rights.  The Borrower hereby irrevocably appoints the Lender as its attorney-in-fact (which power shall be deemed coupled with an interest) to, following the occurrence and during the continuance of an Event of Default execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in the Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon the Lender, including any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by the provisions of Section 5.2(l) hereof, but only to the extent that the same relates to the Collateral.

ARTICLE 7

MISCELLANEOUS

Section 7.1.            Amendments, etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.2.            Notices, etc.  All notices and other communications provided for hereunder shall be in writing and mailed, facsimile transmitted or delivered as follows:

To the Borrower:		Great Lakes Dredge & Dock Company
2122 York Road
Oak Brook, Illinois 60521
	Attn:	Deborah A. Wensel
Senior Vice President,
Chief Financial Officer and Treasurer
Fax: (630) 574-2981

with a copy to:		Brian S. Hart
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Fax: (312) 558-5700

To the Lender:	General Electric Capital Corporation
500 West Monroe Street
Suite 2900
Chicago, Illinois 60661
Attn: Walter R. Schoultz
Facsimile: (312) 441-7395

with a copy to:	Patrick K. Cameron, Esq.
Ober, Kaler, Grimes & Shriver
120 E. Baltimore Street, 9th Floor
Baltimore, Maryland 21202
Fax: (410) 547-0699

or to such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed be sent by first class registered mail postage prepaid and be effective three (3) calendar days after being deposited in the U.S. mails addressed as aforesaid.  All notices sent by facsimile transmission shall be effective when sent.  All other forms of written notice or other communication shall be effective upon receipt.

Section 7.3.            Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS.

Section 7.4.            Service of Process and Consent to Jurisdiction; Waiver of Venue.  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Federal and State courts located in the State of New York, in any action brought under this Agreement, the Note, or any other Loan Document and agrees that a summons and complaint commencing any action or proceeding in such court shall be properly served if delivered personally or by registered mail to such party at its address set forth in Section 7.2 above, or otherwise served under the laws of the State of New York, and each party hereto hereby waives any objection to venue and jurisdiction which the Borrower may now or hereafter have.  Each party shall promptly notify the other party of any change in such address.  Nothing herein shall affect the right of the Lender to serve process in any other matter prescribed by law or the right of the Lender to bring legal proceedings in any other competent jurisdiction.

Section 7.5.            No Remedy Exclusive.  Each and every right, power and remedy given to the Lender in this Agreement, the Note, and the other Loan Documents shall be cumulative and shall be in addition to every other right, power and remedy herein or therein given now or hereafter existing at law, in equity, in admiralty, by statute or otherwise.  Each and every right, power and remedy whether given therein or otherwise existing may be exercised from time to time as often and in such order as may be determined by the Lender, and neither the failure or delay in exercising any power or right nor the exercise or partial exercise of any right, power or remedy shall be construed to be a waiver of or acquiescence in any default therein; nor shall the acceptance of any security or of any payment of or on account of the Loan, obligations, expenses, interest or fees maturing after a default or of any payment on account of any past default be construed to be a waiver of any right to take advantage of any future default or of any past default not completely cured thereby.

Section 7.6.            Payment of Costs.  Whether or not the transactions contemplated herein shall be consummated, the Borrower hereby agrees to pay (a) all reasonable out-of-pocket costs and expenses (evidenced by invoices in reasonable detail) incurred by the Lender (including the reasonable fees and expenses of its counsel) in connection with the preparation, execution and delivery of this Agreement and any Loan Document or any amendment to any Loan Document, and (b) all losses, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) in connection with (i) the preservation of any rights of the Lender under, or legal advice in respect of, the rights or responsibilities of the Lender under this Agreement and the Loan Documents or (ii) the enforcement of any Loan Document.  The Borrower agrees to indemnify and hold the Lender harmless from and against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing or recordation of this Agreement or any Loan Document.

Section 7.7.            Further Assurances.  The Borrower further agrees to execute such other and further assurances and documents as reasonably requested by the Lender to more effectively to carry out the terms of this Agreement or of any other Loan Document.

Section 7.8.            Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original but all such counterparts shall together constitute but one and the same instrument.

Section 7.9.            Headings.  The titles of the Articles and the Section headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 7.10.          Severability.  If any term or provision of this Agreement or any other Loan Document shall be determined to be invalid or unenforceable for any reason, such determination shall not adversely affect any other term or provision of this Agreement or such other Loan Document which shall remain in full force and effect and the effect of such determination shall be limited to the territory or the jurisdiction in which made.

Section 7.11.          Survival.  The Borrower’s agreements, representations, warranties and conditions contained in this Agreement and made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement until the Loan and all interest thereon shall have been repaid in full in accordance with the terms of this Agreement, and any and all other moneys, payments, obligations and liabilities which the Borrower shall have made, incurred or become liable for pursuant to the terms of this Agreement or any other Loan Document shall have been paid in full.

Section 7.12.          WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT OR (B) THE OTHER LOAN DOCUMENTS.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY

OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE PARTIES HERETO, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  THE PARTIES FURTHER REPRESENT THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 7.13.          Assignment by The Lender.  The Lender may assign its rights and obligations under this Agreement or any of the other Loan Documents and may sell to any other Person participations in the Loan.  If the Lender shall assign or participate its interest in the Loan to any Person that is a U.S. Person and is not taxed as a corporation for federal income tax purposes, such Person shall deliver to Borrower a completed IRS Form W-9 certifying that such Person is exempt from backup withholding on all payments under this Agreement.  If the Lender shall assign or participate its interest in the Loan to any Person that is not a U.S. Person, such Person shall deliver to the Borrower a completed IRS Form W-8BEN or IRS Form W-8ECI certifying that such Person is exempt from withholding on all payments under this Agreement.  Such Person’s shall update such forms as necessary to reflect a change in circumstances or the passage of time.  If an assignee or participant does not deliver the forms required under this Section 7.13 certifying that such Person is exempt from withholding, the Borrower shall not be required (i) to increase any payments as required under Section 2.4(d) with respect to withholding taxes imposed on payments with respect to such Person’s interest in the Loan or (ii) indemnify any Person for any taxes under Section 2.4(d) imposed on any payments with respect to such Person’s interest in the Loan.

Section 7.14.          Confidentiality.  The Lender hereby agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 7.14, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 7.14 or (2) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower (unless such information became available from such source in violation of a confidentiality obligation of such source with respect to such Information, of which obligation the Lender was aware); or (i) to any nationally recognized rating agency that requires access to information about the Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  For the purposes of this Section 7.14, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 7.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, Information shall not include, and the Borrower and the Lender (and each employee, representative or other agent of the Borrower and the Lender) may disclose to any and all persons without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower or the Lender relating to such tax treatment and tax structure.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

GREAT LAKES DREDGE & DOCK COMPANY

By:	/s/ Deborah A. Wensel
Name: Deborah A. Wensel
Title: Senior Vice President, Chief Financial Officer and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Walter R. Schoultz
Name: Walter R. Schoultz
Title: Vice President

Schedule 5.2(l)

Insurance Providers

1.                                       The West of England Ship Owners Mutual Insurance Association

2.                                       Lloyds of London and London Insurance Companies

Exhibit A

Vessels

Vessel Name	Official Number

FLORIDA	506446
KEY WEST	684596
G.L. 184	652202